Exhibit 13.1

Green Oasis Environmental Inc.
CONSOLIDATED BALANCE SHEETS
Unaudited
December 31,
2009

ASSETS

Current Assets:
Cash	$29,378
Accounts Receivable	26,800
Total Current Assets	56,178

Other Assets:
Building, Plant Equipment, Furnishings	687,778
Less Depreciation	(54,242)
Investment in CCP	3,393,515
Total Other Assets	4,027,051

TOTAL ASSETS	$4,083,229

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$372,629
Total Current Liabilities	372,629

Stockholders' Equity (Deficit):
Preferred Stock Series A par value $5; 10,000,000	5,007,500
shares authorized; 1,000,000 issued and
outstanding on December 31, 2009
Common stock par value $0.001; 2,000,000,000 shares	64,651
authorized; 85,486,342 issued and outstanding on
December 31, 2009
Deficit accumulated during the development stage	(72,151)
Retained Earnings	(1,289,400)
Total Stockholders' Equity (Deficit)	3,710,600

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$4,083,229
The accompanying notes are an integral part of these financial statements.

GREEN OASIS ENVIRONMENTAL INC
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

For 12 Months Ended
December 31,
2009

Sales	$917,283
Cost of Goods Sold	-
Gross Profit	917,283

General and Administrative
Expenses	(1,444,063)

Net Loss	$(526,780)

Net Loss Per Share:
Basic and Diluted	$(0.01)

Weighted Average Shares Outstanding:
Basic and Diluted	86,062,742

The accompanying notes are an integral part of these financial statements.

GREEN OASIS ENVIRONMENTAL INC
CONSOLIDATED EXPENSE SUMMARY
UNAUDITED

Auto Expense	$2,668
Bank Service Charges	817
Chemicals	28,984
Depreciation	41,991
Equipment Fuel	187,421
Equipment Lease	209,351
Finance Charges	6,698
Insurance	22,204
License/Permits	685
Materials & Supplies	86,039
Office Supplies	1,239
Postage & Delivery	896
Professional Fees	11,779
Repairs	62,119
Rent (Equipment)	89,484
Royalty Expense	149,994
Sub Contractors	495,429
Storage	12,405
Telephone	305
Transportation	1,157
Travel & Entertainment	16,464
Utilities	15,934
TOTAL	$1,444,063

GREEN OASIS ENVIRONMENTAL INC
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
UNAUDITED

					Deficit
					Accumulated
	Preferred Stock				during
	Series A		Common Stock		Development
	Shares	Value	Shares	Value	Stage	Total

Beginning Retained Earnings Balance						$(762,620)

Beginning Stock Balances
January 1, 2009	-	$7,500	-	$64,651	$	$72,151

Deficit Accumulated during Development Stage					(72,151)	(72,151)

Issuance of Stock
for purchase of CCP (December 1, 2009)	1,000,000	5,000,000	-	-	-	5,000,000

Net Loss for period January 1, 2009 to
December 31, 2009	-	-	-	-	-	(526,780)

Balance as of December 31, 2009	1,000,000	$5,007,500	-	$64,651	$(72,151)	$3,710,600

The accompanying notes are an integral part of these financial statements.

GREEN OASIS ENVIRONMENTAL INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

For 12 Months Ended
December 31,
2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(526,780)
Adjustments to reconcile net loss to net cash
(used in) operating activities:
Depreciation Expenses	41,991
Changes in assets and liabilities:
Decrease in Accounts Receivable	15,895
Decrease in Accounts Payable	(441,293)
Net Cash Used in Operating Activities	(910,187)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in Building, Plant Equipment, Furnishings	(613,855)
Decrease in Notes Payable - Shareholders	(82,563)
Increase in Investment in CCP	(3,393,515)
Net Cash Used by Financing Activities	(4,089,933)

CASH FLOWS FROM INVESTING ACTIVATES
Issuance of Preferred Stock	5,000,000
Net Cash used in Investing Activates	5,000,000

NET CHANGE IN CASH AND CASH EQUIVALENTS	(120)

CASH AND CASH EQUIVALENTS:
Beginning of the Period	29,498

End of the Period	$29,378

The accompanying notes are an integral part of these condensed financial statements.

Green Oasis Environmental
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS

Green Oasis Environmental was incorporated September 27, 1991 in the state of Florida.  From its inception to 1997 it was in the business of selling, installing, and maintaining distillation processing equipment.

The company was moribund from 1997 to 2009 when it was purchased.  The company is now in the business of Oil Reclamation and related product activities.

On December 1, 2009, the company purchased Custom Carbon Processing, Inc. a corporation incorporated under the laws of the State of Wyoming with its office in the City of Edmonton, in the Providence of Alberta.

NOTE 2 - BASIS OF PRESENTATION

The Consolidated Balance Sheet, Consolidated Statements of Operation, Consolidated Expense Summary, Consolidated Statement of Stockholders’ Equity (Deficit), and Consolidated Statement of Cash Flows have been prepared by the Company, without audit.  Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.  In the preparation of the above described financials statements, all adjustments of a normal and recurring nature have been made.  The Company believes that the accompanying unaudited financial statements contain all adjustments necessary to present fairly the results of operations and cash flows for the year ended December 31, 2009.  Further, management believes that the disclosures are adequate to make the information presented not misleading.

NOTE 3 – RELATED PARTIES

On December 1, 2009, the Company entered into an agreement with Custom Carbon Processing, Inc, Peter Margiotta and Frank Pelizzari, where the Company purchased all the outstanding shares of Custom Carbon Processing, Inc. from Peter Margiotta and Frank Pelizzari, personally, in exchange for Custom Carbon Processing becoming a wholly-owned subsidiary of the Company, with no debt owning to the previous owners.

Peter Margiotta and Frank Pelizzari were issued 1,000,000 Preferred Series A stock, par value $5.00, equally split, 500,000 to each party, in exchange for their 200 shares of Custom Carbon Processing, Inc. and any outstanding shareholders’ loans and interests in Custom Carbon Processing, Inc.

Custom Carbon Processing, Inc. continues to operate as a wholly-owned subsidiary of the Company.

NOTE 4 - STOCKHOLDERS’ EQUITY

The company has Series A preferred stock with a $5.00 par value, 9% cumulative, nonvoting, 10,000,000 shares authorized, 1,000,000 shares issued and 1,000,000 shares outstanding as of December 31, 2009.

The Company has Common Stock, $.001 par value, 2,000,000,000 shares authorized, 85,786,342 issued and outstanding as of December 31, 2009.

NOTE 5 - SUBSEQUENT EVENTS

The Company has performed a review of all events that occurred after December 31, 2009.  The Company did not have any subsequent events.

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